Exhibit 99.1

Amarantus Announces Issuance of United States Patent Covering Proprietary Compositions of Matter and Methods of Use for Product Candidate MANF

SAN FRANCISCO, CA, and GENEVA, SWITZERLAND – August 20, 2015 – Amarantus BioScience Holdings, Inc. (OTCQX: AMBS), a biotechnology company developing therapeutic and diagnostic product candidates in orphan indications and neurology, announced that the U.S. Patent and Trademark Office (USPTO) issued U.S. Patent No. 9,115,208 entitled, “Dopaminergic Neuronal Survival-Promoting Factors and Uses Thereof.” The patent covers additional intellectual property protection for MANF (mesencephalic-astrocyte-derived neurotrophic factor) protein therapy and cell therapy. The patent covers compositions of matter and methods of use related to the Company's proprietary manufacturing process for synthetic MANF and its administration.

"The issuance of this key patent covering the proprietary compositions of matter and methods of use for MANF is very important to our intellectual property portfolio as we works towards the submission of a U.S. investigational new drug application for MANF for the treatment of retinitis pigmentosa over the course of the next 12-18 months,” said Gerald E. Commissiong, President & CEO of Amarantus. “We continue to advance our pre-clinical research and development programs for MANF in other orphan ophthalmological indications and in Parkinson's disease and believe this patent is key to building a robust patent estate with the ultimate goal of realizing MANF’s full commercial potential in high value indications.”

Native MANF is currently under development for the treatment of orphan ocular indications, including retinitis pigmentosa (RP). Amarantus recently received both U.S. and European orphan drug designation for MANF for the treatment of RP. In addition to RP and Parkinson's disease, proof-of-concept preclinical models have also demonstrated that MANF proteins have the potential to treat a wide range of other conditions, including retinal artery occlusion, diabetes, ischemic heart disease and other chronic disorders.

About Mesencephalic-Astrocyte-derived Neurotrophic Factor (MANF)

MANF (mesencephalic-astrocyte-derived neurotrophic factor) is believed to have broad potential because it is a naturally-occurring protein produced by the body for the purpose of reducing and preventing apoptosis (cell death) in response to injury or disease, via the unfolded protein response. By manufacturing MANF and administering it to the body, Amarantus is seeking to use a regenerative medicine approach to assist the body with higher quantities of MANF when needed. Amarantus is the front-runner and primary holder of intellectual property around MANF, and is initially focusing on the development of MANF-based protein therapeutics. MANF, a naturally-occurring protein that reduces and prevents apoptosis (programmed cell death) in response to injury or disease, was discovered utilizing Amarantus' proprietary PhenoGuard™ Protein Discovery Engine.

MANF's lead indication is retinitis pigmentosa, and additional indications including Parkinson's disease, diabetes and Wolfram's syndrome are currently being pursued. Further applications for MANF may include Alzheimer's disease, traumatic brain injury, myocardial infarction, antibiotic-induced ototoxicity and certain other rare orphan diseases currently under evaluation.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (OTCQX: AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology and orphan diseases. AMBS’ Therapeutics division has development rights to eltoprazine, a small molecule currently in a Phase 2b clinical program for Parkinson's disease levodopa-induced dyskinesia with the potential to expand into adult ADHD and Alzheimer’s aggression. The Company has an exclusive worldwide license to intellectual property rights associated to Engineered Skin Substitute (ESS), an orphan drug designated autologous full thickness skin replacement product in development for the treatment of severe burns currently preparing to enter Phase 2 clinical studies. AMBS owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF as a treatment for orphan ophthalmic disorders, initially in retinitis pigmentosa (RP). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF’s discovery.

AMBS’ Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS), and has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns further intellectual property for the diagnosis of Parkinson's disease (NuroPro®).

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Source: Amarantus Bioscience Holdings, Inc.

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